Exhibit 99.1

NEWS RELEASE

AMD Extends Patent License Agreement with Rambus

Agreement extended for a third five-year term

SUNNYVALE, Calif. – January 25, 2016 – Rambus Inc. (NASDAQ:RMBS) today announced that it has extended its patent license agreement with Advanced Micro Devices, Inc. (NASDAQ: AMD). Under the terms of the agreement, AMD will continue to be licensed for its integrated circuit and circuit board products for an additional five years. Specific terms of the agreement are confidential.

“We are pleased to have reached agreement with AMD for this extension,” said Luc Seraphin, senior vice president and general manager of the Memory and Interfaces division at Rambus. “This extension represents the third continuous agreement we’ve signed with AMD, which showcases the continued value our IP provides to the industry.”

Rambus develops enhanced, industry-compliant chipsets, custom memory and serial link technologies, and services to address power, performance, and capacity challenges for the mobile, connected device, and Big Data cloud computing markets. Rambus also drives innovations in silicon to cloud security and computational sensor technologies, making digital products safer and better.

Follow Rambus:

Company website: rambus.com

Rambus blog: rambusblog.com

Twitter: @rambusinc

LinkedIn: www.linkedin.com/company/rambus

Facebook: www.facebook.com/RambusInc

About Rambus Inc.

Rambus creates cutting-edge semiconductor and IP products, spanning memory and interfaces to security, smart sensors and lighting. Our chips, customizable IP cores, architecture licenses, tools, services, training and innovations improve the competitive advantage of our customers. We collaborate with the industry, partnering with leading ASIC and SoC designers, foundries, IP developers, EDA companies and validation labs. Our products are integrated into tens of billions of devices and systems, powering and securing diverse applications, including Big Data, Internet of Things (IoT), mobile, consumer and media platforms. At Rambus, we are makers of better. For more information, visit rambus.com.

###

RMBSFN

Press contact:

Racepoint Global

Hilary Costa

(415) 694-6705

hcosta@racepointglobal.com

© Rambus Inc.